EXHIBIT 99.1

PRESS RELEASE Regulated information 8 January 2024 – 08:00 a.m. CET

EURONAV – SPECIAL GENERAL MEETING OF 7 FEBRUARY 2024

ANTWERP, Belgium, 8 January 2024 – Euronav NV (NYSE: EURN & Euronext: EURN) (“Euronav” or the “Company”) invites its shareholders to participate to the Special General Meeting to be held on Wednesday 7 February 2024 at 11:00 a.m. CET in 2000 Antwerp, De Gerlachekaai 20.

In view of the record date of Wednesday 24 January 2023, shareholders may not reposition shares between the Belgian Register and the U.S. Register during the period from Tuesday 23 January 2024 at 8.00 a.m. (Belgian time) until Thursday 25 January 2024 at 8.00 a.m. (Belgian time) (“Freeze Period”).

The convening notice and the other documents related to this meeting are available on the company’s website https://www.euronav.com/investors/legal-information/sgm/2024/ The practical formalities for participation in this meeting are described in the convening notice.

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Contact Euronav:
Communications Coordinator – Enya Derkinderen Tel: +32 476646359 Email: communications@euronav.com

Announcement Q4 Earnings 2023: Thursday 2 February 2024

About Euronav
Euronav is an independent tanker company engaged in the ocean transportation and storage of crude oil. The company is headquartered in Antwerp, Belgium, and has offices throughout Europe and Asia. Euronav is listed on Euronext Brussels and on the NYSE under the symbol EURN. Euronav employs its fleet both on the spot and period market. VLCCs on the spot market are traded in the Tankers International pool of which Euronav is one of the major partners. Euronav’s owned and operated fleet consists of 1 V-Plus vessel, 26 VLCCs (with a further 3 under construction), 21 Suezmaxes (with a further five under construction) and 2 FSO vessels.

Regulated information within the meaning of the Royal Decree of 14 November 2007.

PRESS RELEASE Regulated information 8 January 2024 – 08:00 a.m. CET

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words "believe", "anticipate", "intends", "estimate", "forecast", "project", "plan", "potential", "may", "should", "expect", "pending" and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the failure of counterparties to fully perform their contracts with us, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for tanker vessel capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors. Please see our filings with the United States Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.